Exhibit 99

     [LOGO]
CALIFORNIA WATER
  SERVICE GROUP

                                  NEWS RELEASE
                         CALIFORNIA WATER SERVICE GROUP

         1720 North First Street
         San Jose, CA 95112-4598                                   July 23, 2003
                                                           For Immediate Release
Contact: Richard Nye  (408) 367-8216 (analysts)
         Shannon Dean (310) 257-1435 (media)           03GO8
                                                       -----

                CAL WATER ANNOUNCES SECOND QUARTER 2003 RESULTS;
               BOARD DECLARES 235H CONSECUTIVE QUARTERLY DIVIDEND

--------------------------------------------------------------------------------

SAN JOSE, CA - California Water Service Group (NYSE : CWT) today announced second quarter net income of $4.6 million and earnings of $0.30 per share, compared to net income of $6.6 million and earnings of $0.43 per share in the second quarter of 2002.

     According to President and Chief Executive Officer Peter C. Nelson, the company's financial performance continues to be hampered by lower water usage due to cool, wet weather and ongoing delays in receiving rate relief from the California Public Utilities Commission ("Commission").

     "In the second quarter, we continued to experience cooler than normal temperatures and a good deal of unseasonable rain in our service areas. More significantly, we continue to await considerable rate relief from the Commission," he said.

     Revenue for the quarter was $68.0 million, down $1.2 million or 1.7% from the second quarter of 2002. A $4.5 million decrease in water sales to existing customers was partially offset by $1.4 million in sales to new customers and $1.9 million in rate increases.

     Total operating expenses decreased 0.5%, or $0.3 million. Water production costs decreased by $1.0 million, primarily due to lower usage and partially offset by higher rates for water and power. Other operations expense increased $1.4 million or 7%, due principally to increases in pension, health and other benefits. Depreciation expense was higher by $0.4 million due to 2002 capital expenditures driven by more stringent water quality standards. Income taxes decreased $1.3 million due to lower profits.

     According to Nelson, regulatory delays had the greatest impact on the company's performance.

     "We are still awaiting a decision on the 15 rate cases we submitted in July 2001. When the decision is finally issued, we anticipate that it will add at least $12.8 million in annual revenues," he said.

     In May, the company began collecting surcharges for some of its districts to recover higher electricity costs incurred prior to November 29, 2001 but not yet billed to customers. The surcharges approved thus far by the Commission will add net revenue of $2.8 million, which will be collected from May 2003 through June 2004. The Commission has also approved an additional $1.8 million in surcharges to be collected from May 2004 through June 2005.

     Pending applications to the Commission include general rate case filings made in November 2002 and January 2003. The company cannot predict the amount or the timing of CPUC decisions on those applications.

     In a June 2003 decision, the Commission authorized water utilities to request recovery of "balancing-type memorandum accounts," which are primarily comprised of higher electricity costs incurred between November 29, 2001 and December 31, 2002. Unlike the recovery of costs for the period prior to November 29, 2001, recovery for balances accrued during this period will be subject to certain limitations. Prior to the June 2003 decision, water utilities had not been allowed to request recovery of increased electricity costs for this period at all. The company intends to request approximately $6 million in the third quarter, although it cannot predict the amount it will be authorized to recover. A decision is expected from the Commission by the end of 2003.

     Also in the third quarter of 2003, the company expects to file the third of three filings to recover costs associated with the Bakersfield Treatment Plant, which began operating in June 2003 and will add 20 million gallons of high quality water per day to the Bakersfield supply. The third filing may or may not impact 2003 revenues, depending upon the timing and amount authorized by the Commission.

     "We continue to be proactive in requesting rate relief, requesting timely decisions on general rate case filings and requesting fair reimbursement for balancing accounts." Nelson said.

     At their meeting today, Directors declared the 235th consecutive quarterly dividend on common stock in the amount of $0.28125. It is payable on August 15, 2003, to stockholders of record on August, 1, 2003. The regular dividend on Series C preferred stock was also declared.

     On Thursday, July 24, 2003, at 1 p.m. Pacific Standard Time (4 p.m. Eastern Standard Time), the Company will conduct a teleconference call, at which time management will provide comments about second quarter 2003 operating results and other pertinent matters. Any stockholder or interested investor can listen to the teleconference or a replay. The dial-in number to access the teleconference is 1-877-679-9045, call ID #98736. Additional information about the call, including replay information, is available at the Company's web site, at www.calwater.com.

     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc. and CWS Utility Services. Together these companies provide regulated and non-regulated water service to over 2 million people in 99 California, Washington, New Mexico and Hawaii communities. Group's common stock trades on the New York Stock Exchange under the symbol "CWT".

     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions' decisions; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers' prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.

     Additional information is available at our Web site at www.calwater.com.

     Attachments (3).

                                       ###

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited
(In thousands, except per share data)                  June 30,     December 31,
                                                         2003          2002
                                                      -----------   -----------
ASSETS
Utility plant:
       Utility plant                                  $ 1,054,394   $ 1,001,310
       Less accumulated depreciation and amortization     316,121       304,322
                                                      -----------   -----------
            Net utility plant                             738,273       696,988
                                                      -----------   -----------

Current assets:
       Cash and cash equivalents                              992         1,063
       Receivables                                         28,061        23,961
       Unbilled revenue                                    10,039         7,969
       Materials and supplies at average cost               2,800         2,760
       Taxes and other prepaid expenses                     5,571         7,234
                                                      -----------   -----------
            Total current assets                           47,463        42,987
                                                      -----------   -----------

Other assets:
       Regulatory assets                                   52,703        46,089
       Other assets                                        16,825        14,518
                                                      -----------   -----------
            Total other assets                             69,528        60,607
                                                      -----------   -----------
                                                      -----------   -----------
                                                      $   855,264   $   800,582
                                                      ===========   ===========

CAPITALIZATION AND LIABILITIES
Capitalization:
       Common stock, $.01 par value                   $       152   $       152
       Additional paid-in capital                          49,984        49,984
       Retained earnings                                  144,416       149,215
       Accumulated other comprehensive loss                  (134)         (134)
                                                      -----------   -----------
            Total common stockholders' equity             194,418       199,217
       Preferred stock                                      3,475         3,475
       Long-term debt, less current maturities            270,918       250,365
                                                      -----------   -----------
            Total capitalization                          468,811       453,057
                                                      -----------   -----------

Current liabilities:
       Current maturities of long-term debt                 1,000         1,000
       Short-term borrowings                               50,058        36,379
       Accounts payable                                    28,550        23,706
       Accrued expenses and other liabilities              31,690        30,456
                                                      -----------   -----------
            Total current liabilities                     111,298        91,541

Unamortized investment tax credits                          2,819         2,774
Deferred income taxes                                      33,855        31,371
Regulatory and other liabilities                           34,015        28,804
Advances for construction                                 119,549       115,459
Contributions in aid of construction                       84,917        77,576
Commitments and contingencies
                                                      -----------   -----------
                                                      $   855,264   $   800,582
                                                      ===========   ===========

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)
Unaudited
For the three months ended:                                 June 30,    June 30,
                                                              2003        2002
                                                            --------    --------

Operating revenue                                            $67,994     $69,183
                                                            --------    --------
Operating expenses:
      Operations                                              45,693      45,330
      Maintenance                                              3,063       2,935
      Depreciation and amortization                            5,838       5,389
      Income taxes                                             3,314       4,573
      Property and other taxes                                 2,538       2,551
                                                            --------    --------
          Total operating expenses                            60,446      60,778
                                                            --------    --------

          Net operating income                                 7,548       8,405
                                                            --------    --------

Other income and expenses:
          Non-regulated income, net                              559         508
          Gain on sale of non-utility property                   958       1,922
                                                            --------    --------
                                                               1,517       2,430

Interest expense:
      Long-term debt interest                                  4,039       3,837
      Other interest                                             441         380
                                                            --------    --------
          Total interest expense                               4,480       4,217

Net income                                                   $ 4,585     $ 6,618
                                                            ========    ========

Earnings per share
      Basic                                                  $  0.30     $  0.43
                                                            ========    ========
      Diluted                                                $  0.30     $  0.43
                                                            ========    ========
Weighted average shares outstanding
      Basic                                                   15,182      15,182
                                                            ========    ========
      Diluted                                                 15,198      15,185
                                                            ========    ========
Dividends per share of common stock                         $0.28125    $0.28000
                                                            ========    ========

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)
Unaudited
For the six months ended:                                  June 30,     June 30,
                                                             2003         2002
                                                           --------     --------

Operating revenue                                          $119,305     $120,794
                                                           --------     --------
Operating expenses:
      Operations                                             83,453       80,032
      Maintenance                                             6,316        5,355
      Depreciation and amortization                          11,598       10,783
      Income taxes                                            2,761        5,852
      Property and other taxes                                5,003        5,014
                                                           --------     --------
          Total operating expenses                          109,131      107,036
                                                           --------     --------

          Net operating income                               10,174       13,758
                                                           --------     --------

Other income and expenses:
          Non-regulated income, net                           1,169          891
          Gain on sale of non-utility property                1,511        1,973
                                                           --------     --------
                                                              2,680        2,864

Interest expense:
      Long-term debt interest                                 8,217        7,369
      Other interest                                            820          706
                                                           --------     --------
          Total interest expense                              9,037        8,075

Net income                                                 $  3,817     $  8,547
                                                           ========     ========

Earnings per share
      Basic                                                $   0.25     $   0.56
                                                           ========     ========
      Diluted                                              $   0.25     $   0.56
                                                           ========     ========
Weighted average shares outstanding
      Basic                                                  15,182       15,182
                                                           ========     ========
      Diluted                                                15,191       15,185
                                                           ========     ========
Dividends per share of common stock                        $ 0.5625     $ 0.5600
                                                           ========     ========